        Exhibit 11.1

DIRECTORS’ & EMPLOYEES' DEALING POLICY AND PROCEDURES
1.INTRODUCTION

1.1.The JSE Limited’s (“JSE”) Listings Requirements, read with the Securities Services Act, 36 of 2004 (“SSA”) and the DRDGOLD Code of Ethics regulate dealings in securities for directors and employees of DRDGOLD Limited and its subsidiaries (“DRDGOLD” or “the Company”).

1.2.The JSE Listings Requirements are binding on directors and the company secretary of the listed company and of any major subsidiaries (defined in the JSE Listings Requirements as being a subsidiary that represents 25% or more of total assets or revenue of the consolidated group based on the latest published interim or year-end financial results) while the insider trading provisions under the SSA apply to all holders of unpublished, material price sensitive information.

1.3.The DRDGOLD Board views any breach of this policy in a serious light. All employees and directors must observe the laws and rules referred to under 1.1 above. A breach in the policy could result in a censure or fine being imposed on the directors or the Company by the JSE. If directors or employees do not-comply with the insider trading provisions of the SSA, they could be guilty of an offence.

2.PURPOSE

2.1.To reduce the risk of employees, particularly the directors and the company secretary contravening the laws which prohibit insider trading.

2.2.To promote the Company’s reporting obligations and prevent any individuals from unfairly deriving benefit by selling or buying shares to the disadvantage of the general body of shareholders

2.3.To give guidance to the directors and employees on their duty to comply with the relevant laws when trading in DRDGOLD securities, however every employee who deals in DRDGOLD securities must familiarise himself or herself with all the applicable legal provisions.

3.ESSENTIAL DEFINITIONS

DIRECTORS’ DEALING POLICY AND PROCEDURE

3.1.The following summarised terms are extracted from legislative provisions and the JSE Listings Requirements so that the context of this policy can be clarified.

(1)"Associate” means:

(1)a director’s spouse and children below the age of 18 years; and/or
(2)the trustees of any trust of which a director and/or his or her family are beneficiaries; and/or
(3)a trust of which a director and/or his or her family control 35% of its votes; and/or
(4)a close corporation or a company in which a director and/or his or her family control at least 35% of the voting rights at general and board meetings, or which has the right to appoint/remove 35% of directors.

(2)“Closed period” means the date from the end of a reporting period to the date of the earliest publication of results in respect of that reporting period (12-month period, 6-month period or quarterly reporting period) and any period when the securities of DRDGOLD are traded under a cautionary announcement.

(3)“Company Secretary” means the Company Secretary of DRDGOLD Limited.

(4)"Designated Director” means either the Chairman of the Board or the Chairman of the Audit Committee or the Chairman of the Remuneration Committee who are entitled to give clearance required in terms of paragraph 3.66 of the JSE Listings Requirements.

(5)“Director” means a director of DRDGOLD including its Company Secretary directors and company secretaries of DRDGOLD’s major subsidiaries as defined in the JSE Listings Requirements.

(6)“Price sensitive information” means unpublished information that, if it were made public, would be reasonably likely to have an effect on the price of DRDGOLD’s securities.

(7)“Prohibited period” means a closed period and any period when there exists any matter which constitutes unpublished price sensitive information in relation to DRDGOLD securities (whether or not the director has knowledge of such matter).

(8)“Securities“means DRDGOLD securities which include shares, stocks, debentures, specialist securities, notes, units of stock issued in place of shares, options on stocks, shares, debentures, notes or units and rights thereto, options on indices of information as issued by a stock exchange on prices of any

DIRECTORS’ DEALING POLICY AND PROCEDURE

of the aforementioned instruments, as well as any other instruments declared by the Registrar of Stock Exchanges by notice in the JSE Gazette.

(9) “Transaction” includes,
(10)any sale, purchase or subscription (including a rights offer, capitalisation award or scrip dividend) of securities relating to the Issuer;
(ii)    any agreement to sell, purchase or subscribe for securities relating to the issuer (irrespective of whether shares or cash flows);
(iii)    any donations of securities relating to the Issuer;
(4)any dealings in warrants, single stock futures, contracts for difference or any other derivatives issued in respect of the Issuer’s securities. It should be noted that, if shares are sold and the equivalent exposure is purchased through a single stock future or any other derivative, both legs will be deemed to be transactions. The closing out of a single stock future or other derivative is also a transaction. The rolling-over of a single stock future that is merely the extension of an existing position is not a transaction;

(5)the acceptance, acquisition, disposal or exercise of any option (including but not limited to options in terms of a share incentive/option scheme) to acquire or dispose of securities;

(6)any purchase or sale of nil or fully paid letters;

(7)the acceptance, acquisition or disposal of any right or obligation, present or future, conditional or unconditional, to acquire or dispose of securities; or

(8)any other transaction that will provide direct or indirect exposure to the share (price of the Issuer. It must be noted that this does not include cash settled share appreciation rights granted to directors by the Issuer in the ordinary course of business.

3.2    The list of definitions set out under 3.1 (a) to (i) above is not exhaustive, directors and employees are required to gather sufficient information before engaging in any transaction or dealing in DRDGOLD securities.

4.DEALING IN SECURITIES

4.1.Directors and employees must not deal or enter into a transaction when they hold unpublished price sensitive information. They are also prohibited from communicating insider trading information to other persons who might use it to deal in DRDGOLD securities as they would be guilty of an offence in terms of the insider trading provisions of the SSA.

4.2.Directors and employees must not deal or enter into a transaction during a closed period or a prohibited period.

DIRECTORS’ DEALING POLICY AND PROCEDURE

4.3.A director must not deal in DRDGOLD securities without following the procedure outlined under paragraph 5 below.

4.4.A designated director defined under paragraph 3 above shall not grant clearance to deal in a closed or prohibited period even if the applicant director is not aware of the existence of price sensitive information.
4.5.A director must advise his/her associates and investment manager dealing on his/her behalf in writing of the names of the issuer(s) of which he/she is a director

4.6.Directors must advise their associates in writing that they must notify him or her immediately after entering into a transaction.

4.7.Directors must advise their investment managers in writing that they may not deal in securities unless they obtain his or her express consent in writing.

5.PROCEDURE FOR DIRECTORS DEALING IN SECURITIES.

Any director who intends to enter into a transaction or deal in securities must complete FORM DL 01 and send it to the office of the Company Secretary.

5.1.The office of the Company Secretary shall simultaneously transmit FORM DL 01 received from the applicant director to either the Chief Executive Officer (“CEO”) or the Chief Financial Officer (“the CFO”) so that they consider whether or not the company holds any price sensitive information at that stage. At the same time the Company Secretary’s office will also refer the application to DRDGOLD’s sponsor appointed in terms of the JSE Listings Requirements for comment and guidance.

5.2.If the CEO or the CFO are each satisfied that there is no price sensitive information in relation to DRDGOLD’s securities and there is no reason to refuse the applicant director's application for clearance to deal, the CEO or the CFO will sign off FORM DL 01 approving the application to deal.

5.3.Once the application has been granted by the CEO or CFO, he or she will return it to the Company Secretary for further attention.

5.4.The CEO or CFO must refuse the application contained in FORM DL 01 if DRDGOLD is in a closed period or he or she is aware of any price sensitive information even if the applicant director has no knowledge of such information.
5.5    In the event that the CEO or CFO intend to trade DRDGOLD securities their application will be considered by either the Chairman of the Board or the Audit Committee or the Remuneration Committee.

DIRECTORS’ DEALING POLICY AND PROCEDURE

5.5.A director must immediately disclose particulars of his or her dealing, failing which by no later than 24 hours after dealing in securities. The particulars referred to in this paragraph shall be contained in FORM DL 02 and must be sent to the office of the company secretary within 24 hours after dealing in DRDGOLD securities.

6.CONCLUSION
Each director and each employee has an individual responsibility to obtain all necessary information which will assist him or her to comply with the laws relating to insider trading and the JSE Listings Requirements.
FORM DL 01
DEALING IN SECURITIES BY DIRECTORS
     APPLICATION FOR PERMISSION TO DEAL
(To be completed by Applicant Director)
I wish to apply for permission to deal in company shares.

Name:
Number of Shares:
Type of Transaction: (Please Tick) Purchase Sale Option Exercise

I have a direct/indirect interest in the transaction. (Please delete as applicable)
I declare that I am not in the possession of any price sensitive information.
I undertake to inform the Company Secretary as soon as possible once the transaction is completed, but no later than 24 hours afterwards.

DIRECTORS’ DEALING POLICY AND PROCEDURE

Applicant:	Date
Recommended/Not Recommended: Chief Executive Officer	Date
Recommended/ Not Recommended: Chief Financial Officer	Date
Approved/ Not Approved: Chairman of the Board	Date
Approved/ Not Approved: Chairman of the Audit Committee	Date
Approved/ Not Approved: Chairman of Remuneration Committee	Date
Received by Company Secretary:	Date
I understand that this permission is only valid for 30 days. If the above transaction has not been completed within this period then a re-application will be made.

SIGNATURES:
Please return this completed and signed form to The Company Secretary,
Quadrum Office Park, Building 1,50 Constantia Boulevard, Constantia Kloof ext.28,Roodepoort,1709
Fax: (011) 470 2626 or emails: themba.gwebu@za.drdgold.com & leonie.marupen@za.drdgold.com
FORM DL 02
(Listings Requirement 3.63 (b)
INFORMATION TO BE PROVIDED TO THE LISTING DIVISION

The following information is required:

The name of the company of which he/she is a director.

Date on which the transaction was effected.

DIRECTORS’ DEALING POLICY AND PROCEDURE

The price, number, total value and class of securities concerned.

In the case of options or any other similar right or obligation, the option strike price, strike dates and periods of exercise and /or vesting.

The nature of the transaction.

The nature and extent of the director’s interest in the transaction (e.g. direct beneficial/indirect beneficial).

Confirmation as to whether the trades were done on-market or off-market.

Confirmation that clearance has been given (not required for dealings by associates).